Rule 10f-3 Transaction Form
Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Core U.S. Aggregate Bond ETF (ISHAGG) iShares Intermediate Credit Bond ETF (ISHICRED) iShares Intermediate Government/Credit Bond ETF (ISHIGOVCR)
BlackRock Low Duration Bond Portfolio (BR-LO)
BlackRock Strategic Global Bond Fund, Inc. (BR-WI)
GuideStone Funds Low Duration Bond Fund (GUIDE)
Advanced Series Trust - AST BlackRock Low Duration Bond
Portfolio (SMF_PRULO)


The Offering
Key Characteristics (Complete ALL Fields)

Date ofOffering
Commencement:
01-05-2017

Security Type:
BND/CORP


Issuer
Comcast Corporation (2024)

Selling
Underwriter
Wells Fargo Securities, LLC

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
BNP Paribas Securities Corp., Credit
Suisse Securities (USA) LLC, Wells Fargo
Securities, LLC, Merrill Lynch, Pierce,
Fenner & Smith Incorporated, RBC Capital
Markets, LLC, TD Securities (USA) LLC,
Barclays Capital Inc., Citigroup Global
Markets Inc., Deutsche Bank Securities
Inc., Goldman, Sachs & Co., J.P. Morgan
Securities LLC, Mizuho Securities USA
Inc., Morgan Stanley & Co. LLC, SMBC Nikko
Securities America, Inc., Commerz Markets
LLC, DNB Markets, Inc., PNC Capital
Markets LLC, U.S. Bancorp Investments,
Inc., ICBC Standard Bank Plc, SG Americas
Securities, LLC, Allen & Company LLC,
Evercore Group L.L.C., Academy Securities,
Inc., CastleOak Securities, L.P., C.L.
King & Associates, Inc., Loop Capital
Markets LLC, MFR Securities, Inc.,
Mischler Financial Group, Inc., Samuel A.
Ramirez & Company, Inc., The Williams
Capital Group, L.P.


Transaction Details
Date of Purchase
01-05-2017

Purchase
Price/Share
(per share / %
of par)
$99.809

Total
Commission,
Spread or
Profit
0.350%

1.Aggregate Principal Amount Purchased
(a+b)
$160,000,000

a. US Registered Funds (Appendix
attached with individual
Fund/Client purchase)
$11,885,000

b. Other BlackRock Clients
$148,775,000

2.	Aggregate Principal Amount of
Offering
$1,250,000,000

Fund Ratio [Divide Sum of #1 by #2]
Must be less than 0.25

0.128

Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x] YES
[ ] NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x] YES
[ ] NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dipankar Banerjee
Date:01-09-2017

Global Syndicate Team Member

Approved by:
Steven Delaura
Date:01-09-2017

Global Syndicate Team Member